EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-213865) pertaining to the AC Immune SA 2013 Equity Incentive Plan, the Employee Stock Option and Share Plan of AC Immune (2005), and the Stock Option Plan – AC Immune of December 31, 2004 of AC Immune SA, and

(2)	Registration Statement (Form S-8 No. 333-216539) pertaining to the AC Immune SA 2016 Stock Option and Incentive Plan of AC Immune SA;

of our report dated March 20, 2018, with respect to the financial statements of AC Immune SA, included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young AG

Petit-Lancy, Switzerland
March 20, 2018